EXHIBIT 4.1
CONFIDENTIAL

REGISTRATION OF VERACYTE COMMON STOCK
Section 1. Registrable Securities. For purposes of this Agreement, the term “Registrable Securities” shall mean all of the shares of Veracyte’s Common Stock, par value $0.001 per share, to be issued to NanoString under this Agreement.
Section 2. Resale Registration Statement. Veracyte agrees that it will file a prospectus supplement to Veracyte’s registration statement on Form S-3ASR filed May 2, 2019 (File No. 333-231173) (or another registration statement on Form S-3ASR, or, only if Veracyte is then ineligible to use Form S-3ASR, such other form under the Securities Act then available to Veracyte), providing for the resale pursuant to Rule 415 from time to time, and on a continuing basis, by NanoString, of the Registrable Securities (such registration statement, including the prospectus, any pre-effective or post-effective amendments and supplements thereto, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, therein being hereinafter referred to as the “Resale Registration Statement” and such prospectus supplement, including the base prospectus included in the Resale Registration Statement, the “Resale Prospectus Supplement”). Veracyte agrees to file the Resale Prospectus Supplement within ninety (90) after the Closing Date. Veracyte will be permitted to postpone or suspend (upon written notice to NanoString) the filing or use of the Resale Prospectus Supplement or the Resale Registration Statement (on one or more occasions) if the disclosure requirements of the Securities Act in connection with the Resale Registration Statement would require Veracyte to include material non-public information (including information to supplement, update or correct existing disclosures) that has not theretofore been included or incorporated by reference in the Resale Registration Statement, Veracyte’s Board of Directors has determined in its reasonable judgment that Veracyte has a bona fide business reason not to disclose such material information and Veracyte is not otherwise required to disclose such material non-public information pursuant to the Securities Act or the Exchange Act; provided, that the aggregate number of days Veracyte shall be permitted to so postpone or suspend the use of the Resale Prospectus Supplement or effectiveness of the Resale Registration Statement shall not exceed fifteen (15) consecutive days or an aggregate of forty-five (45) days in any period of twelve (12) consecutive months. NanoString hereby agrees with Veracyte that it may not participate in any underwritten offering with respect to the Registrable Securities hereunder unless (a) Veracyte gives its prior written consent to such underwritten offering and (b) the managing underwriter and underwriters thereof shall be designated by Veracyte.
Section 3. Registration Procedures. In connection with the Resale Registration Statement, Veracyte shall:
(a)use commercially reasonable efforts to cause the Resale Registration Statement to remain effective for a continuous period of not less than one (1) year from the Closing Date or, if earlier, until the termination of Veracyte’s registration obligations pursuant to paragraph 6, and shall use commercially reasonable efforts to as promptly as is practicable obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;
(b)    notify NanoString as promptly as reasonably practicable of each of (A) the filing of the Resale Registration Statement (unless filed prior to the date hereof) or Resale Prospectus Supplement and any amendment or supplements thereto, (B) the receipt of any comments from the SEC or any state securities law authorities or any other governmental authorities with respect to any such Resale Registration Statement or Resale Prospectus Supplement or any amendments or supplements thereto, and (C) any oral or written stop order with respect to such Resale Registration Statement, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction, or any initiation or threatening of any proceedings with respect to any of the foregoing; provided that Veracyte shall not be required to notify NanoString of any events described in (A) to (C) of this paragraph related to the Resale Registration Statement that do not affect the ability of NanoString to sell Registrable Securities pursuant to the Resale Registration Statement and Resale Prospectus Supplement;
(c)    if requested, furnish to NanoString, the underwriters, and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such Resale Registration Statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such Resale Registration Statement, each amendment, and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such Resale Registration Statement, and the Resale Prospectus Supplements and all exhibits thereto and documents incorporated by reference therein, and such other documents as such seller, underwriter, agent, or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities; provided, that Veracyte shall have no obligation to provide any document pursuant to this section that is available on the SEC’s EDGAR system;
(d)    use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as NanoString reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable NanoString to consummate the disposition in such jurisdictions of the Registrable Securities and keep such registration or qualification in effect for so long as the Resale Registration Statement remains effective under the Securities Act (provided that Veracyte shall not be required to (x) qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction in which it would not otherwise be subject to taxation but for this paragraph, or (z) consent to the general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this paragraph);
(e)    notify NanoString, at any time when a prospectus relating thereto is required to be delivered under the Securities Act and the rules and regulations thereunder, upon the discovery that, or of the happening of any event as a result of which, the Resale Registration Statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and as promptly as reasonably practicable prepare and furnish to NanoString a supplement or amendment to the Resale Prospectus Supplement to such Resale Registration Statement so that such Resale Registration Statement shall not, and such Resale Prospectus Supplement as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;
(f)    use commercially reasonable efforts to cause all Registrable Securities so registered to be listed on The Nasdaq Global Market or such other national securities exchange or established over-the-counter market as is then the principal market on which or through which similar securities of Veracyte are then listed or traded; and
(g)    use commercially reasonable efforts to comply with all applicable laws related to such Resale Registration Statement and the offering and sale of the Registrable Securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act).
Section 4. Expenses. All expenses incident to Veracyte’s performance of, or compliance with, its obligations in connection with the registration under this Schedule, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of Veracyte’s independent counsel shall be borne by Veracyte. Veracyte shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by NanoString in connection with the sale of Registrable Securities. NanoString shall also bear and pay the discounts, brokerage fees and underwriting fees, if any, applicable to securities offered for its account in connection with any registrations, filings and qualifications made pursuant to this Agreement. Veracyte will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit, and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by Veracyte are then listed or traded or for listing on any other exchange or automated quotation system.
Section 5. Lock-up; Limitations on Sale.
(a)    During the Lock-up Period, NanoString shall not sell or offer to sell any Registrable Securities owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), enter into any swap, make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Registrable Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or publicly announce any intention to do any of the foregoing.
For purposes of this Section 5(a):
“Lock-up Period” shall mean the period beginning on the Closing Date and continuing through the close of trading on the date that is 90 days after the Closing Date.
“sell or offer to sell” shall mean to:
•sell, offer to sell, contract to sell or lend,
•effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position
•pledge, hypothecate or grant any security interest in, or
•in any other way transfer or dispose of,
in each case whether effected directly or indirectly.
“swap” shall mean any swap, hedge or similar arrangement or agreement that transfers or is designed to, intended to, or which could reasonably be expected to lead to or result in the transfer, in whole or in part, the economic risk of ownership of securities or related securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.
“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.
“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.
(b)    NanoString shall not sell more than ten percent (10%) of the average daily trading volume of Veracyte Common Stock (the “Average Trading Volume”) on any trading day, other than through private-block sales. The Average Trading Volume shall be based upon the average trading volume of Veracyte Common Stock on the Nasdaq Global Market for the thirty (30) day period preceding any sale of Veracyte Common Stock by NanoString, other than sales by NanoString through private block sales.
Section 6. Termination. Veracyte’s obligations under Section 5.11 of the Agreement and this Schedule 5.11 shall terminate on the earliest date on which all of NanoString’ Registrable Securities have: (a) been registered on the Resale Registration Statement and disposed of in accordance therewith; (b) become eligible to be sold, without regard to whether there is current public information regarding Veracyte pursuant to Rule 144(c) under the Securities Act, pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, (c) ceased to be outstanding, whether as a result of redemption, repurchase, cancellation, exchange or otherwise, (d) been sold to the public pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, or (e) one year from the Closing Date.
Section 7. Selling Stockholder Information. It shall be a condition precedent to the obligations of Veracyte to take any action pursuant to this Agreement with respect to the Registrable Securities for NanoString to complete, execute and acknowledge a customary selling stockholder questionnaire (the information contained in such questionnaire, the “Stockholder Information”). In connection herewith, NanoString shall be required to represent to Veracyte that all such information which is given is both complete and accurate in all material respects when made.
Section 8. Transfer of Registration Rights. The registration rights of NanoString under this Agreement with respect to any Registrable Securities may be transferred or assigned only to an Affiliate of NanoString; provided, however, that (i) NanoString shall give Veracyte written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to Veracyte, to be bound as NanoString is bound by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under the securities laws of the United States, including without limitation the Exchange Act and the Securities Act and any applicable securities law of any state of the United States (and any rules or regulations promulgated thereunder), in each case as may be in effect from time to time.
Section 9. Notification of Sales.  Within five (5) business days of any sale of Registrable Securities by NanoString, NanoString shall provide written notice to Veracyte of the number of shares of Registrable Securities sold and still outstanding.
Section 10. Rule 144. With a view to making available to NanoString the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit NanoString to sell shares of Veracyte Common Stock to the public without registration, Veracyte agrees, at Veracyte’s sole expense, to:
(a)    use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144;
(b)    use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Veracyte under the Securities Act and the Exchange Act so long as Veracyte remains subject to such requirements and the filing of such reports and other documents is required to satisfy the current public information requirements of Rule 144;
(c)    furnish to NanoString so long as NanoString owns Registrable Securities, as promptly as practicable at NanoString’ request, (i) a written statement by Veracyte that it has complied in all material respects with the requirements of Rule 144(c)(1)(i) and (ii), and (ii) such other information, if any, as may be reasonably requested to permit NanoString to sell such securities pursuant to Rule 144 without registration; and
(d)    take such additional action as is reasonably requested by NanoString to enable NanoString to sell Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to Veracyte’s transfer agent as may be reasonably requested from time to time by NanoString and otherwise provide reasonable cooperation to NanoString and NanoString’s broker to effect such sale of securities pursuant to Rule 144.
Veracyte’s obligations under Section 10 of this Schedule shall terminate on the earliest date on which all of NanoString’ Registrable Securities have: (a) ceased to be outstanding, whether as a result of redemption, repurchase, cancellation, exchange or otherwise, (b) been sold to the public pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, or (c) one year from the Closing Date (except with respect to Section 10(d), which shall survive until either of (a) or (b) of this paragraph occurs).

Section 11. Legend Removal. Upon the later of (a) two (2) business days after the Resale Prospectus Supplement being filed and (b) the date of the expiration of the Lock-up Period, Veracyte shall deliver to its transfer agent for the Registrable Securities (with copies to NanoString) confirmation that the Resale Registration Statement and Resale Prospectus Supplement are effective and instructing its transfer agent to reissue certificates or book-entry forms representing the Registrable Securities without any restrictive legends. Notwithstanding the foregoing, if prior to one year from the Closing Date, the Registrable Securities may not be sold under the Resale Registration Statement or the Resale Prospectus Supplement due to such Resale Registration Statement or Resale Prospectus Supplement being unavailable, NanoString agrees, following receipt of notice from Veracyte regarding the unavailability of such Resale Registration Statement or Resale Prospectus Supplement, to tender the Registrable Securities to Veracyte’s transfer agent and agrees to Veracyte instructing its transfer agent to place the following restrictive legend on the Registrable Securities:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).
If, after the foregoing restrictive legend is added to the Registrable Securities, the Resale Registration Statement or Resale Prospectus Supplement again become available, Veracyte will promptly notify NanoString and instruct Veracyte’s transfer agent to remove such restrictive legend as soon as practicable.
Section 12. Indemnification.
(a)    Veracyte shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless NanoString, its officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees, each Person who controls NanoString (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Resale Registration Statement, any Resale Prospectus Supplement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Resale Prospectus Supplement or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by Veracyte of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except that Veracyte shall not be liable for Losses to the extent that any such Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with the Stockholder Information. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 12(c)) and shall survive the transfer of the Registrable Securities by NanoString.
(b)    NanoString shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Veracyte, its officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees, each Person who controls Veracyte (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Resale Registration Statement, any Resale Prospectus Supplement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Resale Prospectus Supplement, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent that such untrue statements or omissions are based solely upon the Stockholder Information. In no event shall the liability of NanoString hereunder be greater in amount than the dollar amount of the net proceeds received by NanoString upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c)    If any action, claim, suit, investigation or proceeding (“Proceeding”) shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially prejudiced (through the forfeiture of substantive rights or defenses) the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall, subject to the immediately following paragraph, not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party, in connection with the defense thereof.
An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, but if settled with such consent, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Losses by reason of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 12) shall be paid to the Indemnified Party, quarterly in arrears as they are incurred following written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 12, except to the extent that the Indemnifying Party is materially prejudiced (through the forfeiture of substantive rights or defenses) in its ability to defend such action.
(d)    If a claim for indemnification under Section 12(a) or 12(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 12 was available to such party in accordance with its terms.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 12(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 12(d), (A) NanoString shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by NanoString from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that NanoString has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (B) no contribution will be made under circumstances where the maker of such contribution would not have been required to indemnify the Indemnified Party under the fault standards set forth in this Section 12. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
The indemnity and contribution agreements contained in this Section 12 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Agreement.

1